EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

CENTRAL VALLEY COMMUNITY BANCORP

Daniel J. Doyle and Wanda L. Rogers hereby certify that:

1.             They are the duly elected and acting President and Secretary, respectively, of Central Valley Community Bancorp, a California corporation (the “Company”).

2.             Article IV of the Articles of Incorporation shall be, and hereby is, amended to read in full as follows:

“IV.

a)             Central Valley Community Bancorp (hereinafter the “Corporation”) is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively.  The number of shares of Common Stock authorized  to be issued is 80,000,000 and the number of shares of Preferred Stock authorized to be issued is 10,000,000.

b)            The shares of Preferred Stock may be divided into such number of series as the Board of Directors may determine.  The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock.  The Board of Directors, within the limits and restrictions  stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

Upon the amendment of this Article IV to read as set forth above, each outstanding share of Common Stock is divided into 2 shares of Common Stock.”

3.             The foregoing amendment to the Articles of Incorporation has been duly approved by the Board of Directors of the Company,

4.             The foregoing amendment was one that may be adopted with approval by the Board of Directors alone, because the foregoing amendment effects a stock split in accordance with Section 902( c ) of the California Corporation Code.  The Company has two authorized classes of shares, of which  2,936,780 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding.

Daniel J. Doyle, President	Wanda L. Rogers, Secretary

Daniel J. Doyle and Wanda L. Rogers, the duly elected and acting President and Secretary, respectively, of the Company, declare  under penalty of  perjury under the laws of the State of California that they have read the foregoing Certificate of Amendment of Articles of Incorporation and know the contents thereof, and that the same is true of their own knowledge.

Executed at Clovis, California on	Executed at Clovis. California on
September 21, 2005.	September 21, 2005.

Daniel J. Doyle, President	Wanda L. Rogers, Secretary